Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our reports dated February 7, 2020, relating to the financial statements of DCP Sand Hills Pipeline, LLC as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, and the financial statements of DCP Southern Hills Pipeline, LLC as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, each appearing in this Annual Report on Form 10-K of Phillips 66 Partners LP for the year ended December 31, 2019:

•	Registration Statement No. 333-190195 on Form S-8 of Phillips 66 Partners LP,

•	Amendment No. 1 to Registration Statement Nos. 333-221353 and 333-234334 on Form S-3 of Phillips 66 Partners LP, and

•	Registration Statement Nos. 333-217734 and 333-232865 on Form S-3 of Phillips 66 Partners LP.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 21, 2020